FOR RELEASE:   IMMEDIATE

CONTACT:  Timothy J. Rigas, Senior Vice President
          (814) 274-9830

               THE ADELPHIA GROUP TO INCREASE INVESTMENT IN
                           TELE-MEDIA PROPERTIES

                      Coudersport, PA - May 27, 1994

Adelphia Communications Corporation (NASDAQ-NMS:ADLAC) and the affiliated companies it manages (the "Adelphia Group") today announced the signing of a letter of intent providing for an increase in the Adelphia Group's overall investment in cable systems held by Tele-Media Investment Partnership, L.P. ("TMIP"). The new investment will result in the Adelphia Group having a significant equity interest in TMIP. Adelphia and TMIP will hold interests in or provide management services to cable systems serving approximately 330,000 subscribers. Adelphia's consolidated leverage is not expected to increase as a result of this transaction.

The Adelphia Group by itself and through its investment in Tele-Media will manage approximately 1,645,000 subscribers. Both Adelphia and Tele-Media, pioneers in cable since the 1950's and headquartered in Pennsylvania, share a great history in communications and a vision and enthusiasm for the future of the telecommunications industry. The combination of the companies will provide significant synergies derived from operating and purchasing capability, access to capital markets and effective clustering of cable systems, including an increase of Adelphia's Southeast Florida cluster to 400,000 subscribers and a strengthened presence in the eastern third of the United States.

John Rigas, Chairman and Chief Executive Officer of Adelphia, said, "I have known Bob Tudek and Everett Mundy since the early days of the cable industry and look forward to sharing our management talents to continue to strengthen both companies to meet the challenges of building broadband networks, servicing customers and realizing new revenue streams." Bob Tudek, Chairman and Chief Executive Officer of Tele-Media, said, "My partner, Everett Mundy, and I and the entire Tele-Media management team believe that this investment by Adelphia will provide Tele-Media with the means to viably participate in the building of the nation's future telecommunication network."

The letter of intent is subject to mutually acceptable documentation, financing, approval by Adelphia's Board of Directors and other conditions.
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Adelphia currently owns or manages cable television systems serving approximately 1,315,000 subscribers in 11 states.